Exhibit 107

Calculation of Fee Filing Tables
Form S-3
(Form Type)

Ziff Davis, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.01 par value per share	457(c)	186,102		$12,256,677.70(2)	0.00011020	$1,350.69
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$12,256,677.70		$1,350.69
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,350.69

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee, based upon $65.86, the average of the high and low prices of the shares of common stock on The Nasdaq Global Select Market on September 6, 2023 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission), in accordance with Rule 457(c) under the Securities Act.